June 1, 2007

Bill Higdon
Southern Iowa BioEnergy LLC
115 S. Linden Street
Lamoni, Iowa 50140

Subject: Southern Iowa BioEnergy Engagement Agreement

Dear Bill:

This Letter Agreement (“Agreement”) will confirm the engagement of Ascendant Financial Partners, LLC. (“AFP”) by Southern Iowa BioEnergy LLC (the “Company”) as a financial advisor to the Company in connection with the various financial advisory services described below (the “Services”). In its capacity as consultant AFP shall provide each of the Services described below, together with such additional services as may be requested by the Company and agreed to by AFP in the future. The Company understands and agrees that in the performance of its Services AFP will not be recommending that a specific or even general course of action be undertaken by the Company, the intent being that AFP may present options from which the Company is free to pursue or not, according to its own business judgment and that of its own professional advisors.

ENGAGEMENT AGREEMENT

Engagement Letter Date:	June 1, 2007

Project Number:	070601

Project Description:	Financial Advisory Services

AFP Contact:	Susan Wyka
5555 DTC Parkway; Ste. A-4000
Greenwood Village, CO 80111
303.221.4700 (office)
303.88207311 (cell)
swyka@ascendantfp.com

Section 1.

a.
Services to be Rendered. AFP agrees to provide financial advisory services to the Company as the Company raises its debt capital for its biodiesel project. AFP shall use its best efforts to place debt capital for the project, including identifying debt capital sources, discussing the project with debt capital sources, assisting with structuring and negotiating the debt and closing the debt transaction. AFP shall serve as debt placement agent for SIBE and shall be paid for any debt received by SIBE regardless of source or identifying party and shall be paid according to Section 2 below except as hereinafter specifically described. SIBE has a pre-existing relationship with Great Western Bank of Omaha and has had discussions with Great Western Bank regarding debt financing, and notwithstanding anything to the contrary in this Agreement, AFP shall not be paid for any debt financing received by SIBE from Great Western Bank.

b.
Estimated Delivery Schedule. Engagement and start dates are subject to receipt of the approved Engagement Agreement. AFP agrees to begin the services under this engagement upon the execution of the engagement letter. The term of the engagement shall be six months and shall be automatically renewed each month unless cancelled by either party with 30 days advance notice.

Section 2. Fees. The Company shall pay AFP 1.5% of the amount of debt capital raised by SIBE or its successors or assigns, regardless of the source, amount or type of debt capital received by SIBE or whether the debt is sourced by AFP or any other party. The Fees shall be paid upon the financial close of the project and wired to AFP as of such closing date from the debt proceeds. In addition if SIBE completes a transaction with any party introduced by AFP within 12 months of the termination of this agreement, AFP shall be due the aforementioned Fees.

Section 3. Expenses. In addition to any fees payable to AFP hereunder and regardless of whether the Company takes any action with respect to the Services provided, the Company shall reimburse AFP for reasonable out-of-pocket expenses incurred in connection with AFP’s engagement hereunder. Travel expenses will be invoiced with the invoice time period in which they were incurred. Invoice payments are due within thirty (30) days after receipt of the invoice.

Section 4. Indemnification.

a.
The Company shall defend, indemnify and hold harmless AFP, and its affiliates, officers, directors, members/shareholders, employees and agents from and against any and all claims, suits, demands, losses, liabilities, costs, damages and expenses, including attorneys’ fees and court costs, suffered or incurred by any such party arising from or relating to: (i) the material breach of any warranty, representation, term, covenant or condition by Consultant under this Agreement; and (ii) Consultant’s fraud, negligence, willful misconduct, or knowing violation of the law in the performance of its obligations under this Agreement.

b.
AFP shall defend, indemnify and hold harmless Company, and its affiliates, officers, directors, members, employees and agents from and against any and all claims, suits, demands, losses, liabilities, costs, damages and expenses, including attorneys’ fees and court costs, suffered or incurred by any such party arising from or relating to: (i) the material breach of any warranty, representation, term, covenant or condition by Consultant under this Agreement; and (ii) Consultant’s fraud, negligence, willful misconduct, or knowing violation of the law in the performance of its obligations under this Agreement.

c.
In any instance where either party is entitled to claim indemnity under the provisions of this Section, such party shall provide reasonable notice to the indemnifying party a claim has been made or a lawsuit has been filed and of its demand to defend. If the indemnifying party fails to provide a reasonable and timely defense as contemplated herein, the party entitled to indemnification may undertake its own defense and hold the indemnifying party responsible for the costs and results thereof.

Section 5. Termination of Engagement, Etc. AFP engagement hereunder may be terminated by either the Company or AFP at any time, with or without cause, upon 30 days written notice to the other party; provided however, that AFP will be entitled to all of its fees and expenses accrued to date under Sections 2 and 3 hereof in the event that AFP’s engagement hereunder is terminated prior to the completion of the Services. The provisions of Sections 4 and 6 hereof shall survive such termination.

Section 6. Confidentiality; Nonexclusivity. Neither the Company nor any of its shareholders/members, directors, officers or employees nor AFP nor any of its shareholders/members, directors, officers or employees shall make any disclosures or statements to third parties with respect to information disclosed by the Company (or at the request of the Company) to AFP in connection with the performance of the Services unless (i) the Company and AFP have consulted with each other and approved such public disclosures or statements, (ii) such disclosures or statements are required by applicable law, regulation or legal process, or (iii) the information disclosed is publicly available.

AFP and its shareholders, directors, officers and employees shall keep confidential all information concerning the Company obtained by it in connection with the performance of its Services hereunder, except (i) to AFP agents, legal counsel or to other consultants to the extent disclosure of such information is necessary to AFP’s performance of the Services on behalf of the Company, (ii) as required by applicable law, regulation or legal process, or (iii) to the extent such information is or becomes public knowledge otherwise than through the actions or effects of AFP (the “Confidential Information”).

The Company acknowledges and agrees that its engagement of AFP hereunder is not exclusive and that AFP may, at its option, provide similar Services to third parties. AFP shall take reasonable steps and use its best efforts to insure that no conversations or exchange of documents or other information related to the Services occurs between employees or agents of AFP providing Services to the Company and those who may be providing similar Services to such third parties.

Section 7. Notices. Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed to have been sufficiently given when directly presented or sent prepaid, first class United States Mail, addressed as follows:

Mr. Bill Higdon
Southern Iowa BioEnergy LLC
115 S. Linden Street
Lamoni, Iowa 50140

Ms. Susan Wyka
Ascendant Financial Partners, LLC
5555 DTC Parkway; Suite A-4000
Greenwood Village, CO 80111

Section 8. Miscellaneous.  This Agreement (i) shall be governed by and construed in accordance with the laws of the State of Iowa, (ii) shall not be amended or otherwise modified except by an instrument in writing signed by both AFP and the Company, and (iii) may be signed in counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the respective parties, their successors and assigns. This instrument contains the entire agreement of the parties, and all prior or contemporaneous negotiations, understandings, and agreements are incorporated herein. The signatories to this Agreement represent that he or she has the proper corporate authority to execute this document on behalf of his or her respective entity. In any action to enforce this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees.

AFP is looking forward to working with you on this important assignment.

Please confirm that this Agreement is in accordance with your understanding and agreement with AFP by signing and returning to AFP the duplicate of this letter enclosed herewith.

Very truly yours,

Ascendant Partners, Inc

ACCEPTED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

Effective Start Date:

Ascendant Financial Partners, LLC  Southern Iowa BioEnergy LLC

By:	/s/ Susan Wyka	By:	/s/ William T. Higdon
	(Signature) Name: Susan Wyka		(Signature) Name: William T. Higdon
	Title: President Date: June 11, 2007		Title: President Date: June 11, 2007